United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

MAY 1, 2007
Date of Report (Date of earliest event reported)

DIONEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-11250	94-2647429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1228 Titan Way,
Sunnyvale, CA 94088
(Address of principal executive offices, including zip code)

(408) 737-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

࿶ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
࿶ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
࿶ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
࿶ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Dionex Corporation’s (the “Company”) Board of Directors has appointed Mr. David Fairbanks, age 47, as Vice President, Information Technology, effective May 1, 2007. Prior to joining the Company and since June, 2005, Mr. Fairbanks served as the Chief Information Officer of Silicon Graphics, Inc. (“SGI”), a leading provider of products, services, and solutions for use in high-performance computing and data management. From January 2004 to June 2005, he served as Senior Director Infrastructure IT of SGI. From June 2000 to January 2004, he served as Senior Director Applications IT of SGI.

Mr. Fairbanks’s annual base salary is $240,000. Mr. Fairbanks is eligible to participate in the Company’s Management Bonus Plan. Mr. Fairbanks’s target bonus under this plan for fiscal year 2007 will be 40% prorated from his start date, which will be awarded upon achievement of certain corporate and individual performance objectives. Mr. Fairbanks also received $25,000 from the Company as a sign-on bonus. Mr. Fairbanks is eligible to participate in the Company’s Employee Profit Sharing Plan. Mr. Fairbanks is also entitled to incentive compensation as determined by the Company’s Board of Directors under the Company’s 2004 Equity Incentive Plan. On May 1, 2007, Mr. Fairbanks was awarded an option to purchase 15,000 shares of the Company’s common stock (with an exercise price of $70.32 per share, the fair market value on the date of grant). The option fully vests four years from the grant date and has a term of ten years.

In the event of a termination, Mr. Fairbanks may be entitled to severance benefits under the Company’s existing Change in Control Severance Benefits Plan adopted in October 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DIONEX CORPORATION

Dated: May 3, 2007	By:	/s/ Craig A. McCollam Craig A. McCollam Vice President, Finance and Administration and Chief Financial Officer